Exhibit 99.1

Target Hospitality Announces Third Quarter 2019 Results

•                  Revenue of $81.6 million, up 35%

•                  Net income of $9.6 million and Adjusted net income(1) of $11.3 million, up 14%

•                  Adjusted EBITDA(1) of $40.6 million, up 30%, with Adjusted EBITDA margin(1) of 49.7%

•                  Net cash provided by operating activities of $25.5 million; $42.6 million when excluding $17.1 million in cash paid for interest

THE WOODLANDS, Texas, November 12, 2019 (BUSINESS WIRE) — Target Hospitality Corp. (“Target Hospitality” or the “Company”) (NASDAQ: TH), the largest provider of vertically-integrated specialty rental accommodations with premium catering and value-added hospitality services in the U.S., today reported results for the third quarter ended September 30, 2019.

Financial and Operational Highlights for the Third Quarter 2019

•                  Revenues increased to $81.6 million, up 35% year-over-year, led by growth in the Permian Basin

•                  Net income of $9.6 million, and Adjusted net income of $11.3 million, up 14% year-over-year

•                  Basic and diluted earnings per share of $0.10, and Adjusted earnings per share(1) of $0.11

•                  Adjusted EBITDA of $40.6 million, up 30% year-over-year with Adjusted EBITDA margin of 49.7%

•                  Increased average utilized beds to a record 10,340, up 41% year-over-year, driven by a combination of acquisitions and organic bed additions

•                  Continued robust cash generation; excluding cash paid for interest of $17.1 million, net cash provided by operating activities of $42.6 million for the quarter

•                  Integration of communities acquired from Superior Lodging and ProPetro progressing according to plan; converted all four recently acquired communities into full turnkey facilities

•                  Two new communities in Carlsbad, New Mexico and Orla, Texas became operational for a total of 600 beds, with expansion activities for an additional 200 beds on track

“Our third quarter 2019 results demonstrate the resiliency of our business as we made meaningful progress in executing our growth plans. Target Hospitality crossed 13,000 total beds and operated over 9,000 total beds in the Permian Basin, which were all time records for the company,” said Brad Archer, President & Chief Executive Officer of Target Hospitality.

“Target Hospitality also successfully integrated two acquisitions, completed construction and started operations at two brand new communities, and generated a record amount of cash flow from operations. These achievements are noteworthy, and the Company remains focused on executing highly accretive growth initiatives, which is a core tenet of our business strategy. Looking ahead, our revenue visibility remains strong with no significant contract roll-offs next year. We remain focused on factors within our control, and look forward to executing our business strategy and delivering exceptional results,” concluded Mr. Archer.

Financial Results — Third Quarter 2019(2)

Summary Highlights

Refer to exhibits to this earnings release for reconciliation of non-GAAP financial measures to GAAP financial measures

Three Months Ended ($ in ‘000s, except ADR and per share amounts)	September 30, 2019	September 30, 2018	Change
Revenue	$81,643	$60,326	35%
Net income	$9,569	$849	1,027%
Earnings per share — basic and diluted	$0.10	$0.02	400%

Adjusted net income	$11,336	$9,922	14%
Adjusted earnings per share(1) — basic and diluted	$0.11	$0.26	(58)%

Adjusted EBITDA	$40,610	$31,233	30%
Adjusted EBITDA margin	49.7%	51.8%	(203	) bps

Average daily rate (ADR)	$80.8	$82.7	(2)%
Average available beds	12,485	8,595	45%
Average utilized beds	10,340	7,358	41%
Utilization	83%	86%	(3)%

Total revenue for the third quarter of 2019 increased by 35% to $81.6 million compared to $60.3 million for the third quarter of 2018. This revenue growth was driven by new bed additions resulting primarily from acquisitions, new communities, and expansions, partially offset by lower ADR. Net income for the third quarter of 2019 was $9.6 million, or $0.10 per share. This compares to net income for the third quarter of 2018 of $0.8 million, or $0.02 per share. Excluding certain after-tax charges of approximately $1.8 million, Adjusted net income for the third quarter of 2019 was $11.3 million, or $0.11 per share.

Adjusted EBITDA increased by 30% to $40.6 million for the third quarter of 2019 compared to $31.2 million for the third quarter of 2018. Adjusted EBITDA margin was 49.7% compared to 51.8% for the third quarter of 2018. Adjusted EBITDA margin declined primarily due to slightly higher selling, general and administrative expense in the third quarter of 2019, partially offset by lower operating costs due to improved cost optimization.

ADR decreased by approximately $1.9, or 2%, to $80.8 for the third quarter of 2019 compared to ADR of $82.7 for the third quarter of 2018. This decrease in ADR was primarily due to a lower average ADR from the acquired Signor communities. Excluding the Signor communities, ADR at the remaining communities remained relatively stable on a year-over-year basis. Average available beds were 12,485 for the third quarter of 2019, an increase of 3,890 beds or 45%, compared to 8,595 average available beds for the third quarter of 2018. Average utilized beds, which represents contracted and paid for beds, were 10,340 for the third quarter of 2019, an increase of 2,982 utilized beds or 41%, compared to 7,358 average utilized beds for the third quarter of 2018. Utilization, which represents the proportion of average available beds that are contracted and paid for, was 83% for the third quarter of 2019 compared to 86% for the third quarter of 2018. The year-over-year decrease in utilization was due to a comparatively higher number of new bed additions in the third quarter of 2019 that had not been contracted as of quarter end.

(2) The results presented in this press release reflect the combined results of Target Lodging and Signor for the third quarter of 2019 and only include the results of Signor from September 7, 2018 onward for the third quarter of 2018.

Continued strong operating performance and reduced working capital requirements resulted in significant cash generation during the third quarter of 2019. The Company reported $25.5 million of net cash provided by operating activities for the third quarter of 2019. Excluding $17.1 million in cash interest paid, net cash provided by operating activities was $42.6 million for the quarter.

Portfolio Expansions and Acquisitions

The Company commenced operations at two new communities during the third quarter of 2019 — a 400-bed community in Carlsbad, New Mexico previously announced in February 2019 and a 200-bed community in Orla, Texas previously announced in May 2019. Like the Company’s other communities, these two new communities are underwritten by multi-year contracts that include Target Hospitality’s full suite of turnkey accommodations and hospitality services. Expansion activities to add 100 beds at each of these two new communities are currently underway. The additional 200 rooms are expected to be operational in the fourth quarter of 2019.

Integration of three Texas communities in Orla North, Orla South, and Kermit acquired from Superior Lodging late in the second quarter, and one community in Midland, Texas acquired from ProPetro early in the third quarter is progressing according to plan. Target Hospitality signed a long-term contract with ProPetro concurrent with the acquisition transaction closing and continues to focus on contract conversions for the former Superior Lodging communities. In addition, Target Hospitality completed the conversion of all four communities into full turnkey facilities with 24-hour catering and value-added hospitality services.

Capital Management

Capital expenditures for the third quarter of 2019 were approximately $27.0 million. Capital expenditures related to investments in new community development and expansion, along with upgrades and conversions at the Signor communities were $21.6 million. Capital expenditures also included the $5.0 million purchase price for the acquisition of one community in Midland, Texas from ProPetro on July 1, and maintenance capital expenditures of $0.4 million.

As of September 30, 2019, the Company had $3.5 million of cash and cash equivalents, and $410.0 million of long-term debt, which included $340.0 million in aggregate principal amount of its Senior Secured Notes due 2024 and borrowings of $70.0 million under its $125.0 million revolving credit facility. The Company had consolidated net leverage of 2.4x as defined in the credit facility.

As of November 12, 2019, the Company repurchased 2,080,900 shares of its common stock for approximately $13.1 million. The stock repurchases were executed pursuant to the $75.0 million stock repurchase program announced on August 16, 2019 and represent approximately 17.5% of total share repurchase authorization executed to date. This repurchase program may be suspended from time to time, modified, extended or discontinued at any time.  Purchases under the repurchase program may be made from time to time in open market or privately negotiated transactions, and will be subject to market conditions, applicable legal requirements, contractual obligations and other factors. Any shares of common stock repurchased will be held as treasury shares.

For the third quarter of 2019, the Company had 100,102,641 weighted average shares of common stock outstanding, excluding the 5,015,898 shares of common stock issued and held in escrow.

Segment Results — Third Quarter 2019

Permian Basin

Refer to exhibits to this earnings release for reconciliation of non-GAAP financial measures to GAAP financial measures

Three Months Ended ($ in ‘000s, except ADR)	September 30, 2019	September 30, 2018	Change
Revenue	$56,524	$34,278	65%
Adjusted gross profit(1)	$33,285	$20,430	63%
Adjusted gross profit margin(1)	58.9%	59.6%	(71	) bps

Average daily rate (ADR)	$84.2	$87.9	(4)%
Average available beds	8,610	4,105	110%
Average utilized beds	6,994	4,071	72%
Utilization	81%	99%	(18)%

Revenue for the third quarter of 2019 increased by 65% to $56.5 million compared to $34.3 million for the third quarter of 2018. The revenue growth was attributable to a higher number of average utilized beds as a result of acquisitions, along with the expansion of communities in response to stronger demand year-over-year for full turnkey accommodations and hospitality services. Adjusted gross profit margin was 58.9% for the third quarter of 2019 compared to 59.6% for the third quarter of 2018, reflecting lower ADR, partially offset by improvement in operating costs per person.

ADR decreased by $3.7, or 4%, to $84.2 compared to $87.9 for the third quarter of 2018, primarily due to lower average ADR at the communities acquired from Signor and year-over-year reduction in ADR at legacy Target Lodging communities, partially offset by higher ADR at recently added communities. Average available beds for the third quarter of 2019 more than doubled to 8,610 from 4,105 in the third quarter of 2018. Average utilized beds increased by 2,923 beds, or 72%, to 6,994 beds for the third quarter of 2019 compared to 4,071 average utilized beds for the third quarter of 2018.

Bakken Basin

Refer to exhibits to this earnings release for reconciliation of non-GAAP financial measures to GAAP financial measures

Three Months Ended ($ in ‘000s, except ADR)	September 30, 2019	September 30, 2018	Change
Revenue	$6,019	$7,400	(19)%
Adjusted gross profit	$2,895	$3,343	(13)%
Adjusted gross profit margin	48.1%	45.2%	292	bps

Average daily rate (ADR)	$77.40	$79.10	(2)%
Average available beds	1,017	1,597	(36)%
Average utilized beds	771	841	(8)%
Utilization	76%	53%	23%

Revenue for the third quarter of 2019 decreased by 19% to $6.0 million compared to $7.4 million for the third quarter of 2018. The revenue reduction was primarily attributable to lower ADR and fewer average utilized beds reflecting a reduced activity level on a year-over-year basis. Adjusted gross profit margin for the third quarter of 2019 was 48.1%, a 292 basis points increase, compared to 45.2% for the third quarter of 2018, mainly due to effective cost controls and higher utilization of available beds.

ADR decreased by $1.7, or 2%, to $77.4 compared to $79.1 for the third quarter of 2018. Average available beds for the third quarter decreased to 1,017 compared to 1,597 average available beds for the same period last year. This reduction of 580 average available beds was primarily due to the closure of the Dunn County community in the fourth quarter of 2018. Due to year-over-year reduction in average available beds, utilization for the third quarter of 2019 improved to 76% from 53% for the third quarter of 2018.

Government

Refer to exhibits to this earnings release for reconciliation of non-GAAP financial measures to GAAP financial measures

Three Months Ended ($ in ‘000s, except ADR)	September 30, 2019	September 30, 2018	Change
Revenue	$16,830	$16,864	~0%
Adjusted gross profit	$12,817	$11,977	7%
Adjusted gross profit margin	76.2%	71.0%	514	bps

Average daily rate (ADR)	$74.5	$74.7	~0%
Average available beds	2,400	2,403	~0%
Average utilized beds	2,400	2,400	—
Utilization	100%	100%	—

Revenue for the third quarter of 2019 effectively remained unchanged at $16.8 million compared to the third quarter of 2018. Adjusted gross profit margin for the third quarter of 2019 was 76.2%, a 514 basis points increase, compared to 71.0% for the third quarter of 2018. This was mainly due to lower occupancy in the third quarter of 2019 that reduced the variable costs of service compared to the third quarter of 2018. The 2,400 average available beds were fully utilized for the quarter, while ADR of $74.5 for the third quarter of 2019 was essentially flat compared to ADR of $74.7 for the third quarter of 2018.

All Other

Refer to exhibits to this earnings release for reconciliation of non-GAAP financial measures to GAAP financial measures

Three Months Ended ($ in ‘000s)	September 30, 2019	September 30, 2018	Change
Revenue	$2,270	$1,784	27%
Adjusted gross profit	$781	$389	101%
Adjusted gross profit margin	34.4%	21.8%	1,261	bps

The operations of this segment consist primarily of revenue from the construction phase of the TC Energy Pipelines (“TCPL”) project as well as vertically integrated specialty rental and hospitality services revenue not included in our other segments. A full TCPL contract release remains subject to a final investment decision by TC Energy. Revenue for the third quarter of 2019 increased to $2.3 million compared to $1.8 million for the third quarter of 2018. Adjusted gross profit margin increased to 34.4% for the third quarter of 2019 compared to 21.8% for the third quarter of 2018.

2019 Financial Outlook

For the 2019 fiscal year, based on performance to date, and updated outlook for customer activity levels in the Company’s energy end market, combined with a reduction of initial phase construction activities and timing variability on the TCPL project, the Company is updating its full year 2019 financial outlook for both revenue and Adjusted EBITDA.

Excluding any impact from future acquisitions, the Company now expects combined pro forma revenue to grow 5% to 8% and be in the range of $318 to $328 million, and combined pro forma Adjusted EBITDA to grow 5% to 8% and be in the range of $157 to $162 million.

The Company continues to expect maintenance capital expenditures for the full year 2019 of approximately 1% of total revenues, with the remainder of capital expenditures primarily expected to fund organic growth initiatives that are underwritten by multi-year customer contracts.

Conference Call

The Company has scheduled an audio conference call for Wednesday, November 13, 2019 at 8:00 a.m. Central Time (9:00 am Eastern Time) to discuss the third quarter 2019 results.

The conference call will be available by live webcast through the Investors section of Target Hospitality’s website at www.TargetHospitality.com or by dialing in as follows:

Domestic:	1-877-423-9813
International:	1-201-689-8573
Reference:	Target Hospitality

Please register for the webcast or dial into the conference call approximately 15 minutes prior to the scheduled start time.

A replay of the conference call will be available for approximately 30 days and can be accessed through the Investors section of Target Hospitality’s website or by dialing 1-844-512-2921 (for Domestic callers), or 1-412-317-6671 (for International callers), with passcode 1369 5501#.

(1) Non-GAAP Financial Measures

This press release contains historical and forward-looking non-GAAP financial measures including Adjusted net income, Adjusted earnings per share, Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA, and Adjusted EBITDA margin. Reconciliations of these historical measures to the most directly comparable GAAP financial measures are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to Target Hospitality without unreasonable effort. We cannot provide reconciliations of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation.  Target Hospitality provides Adjusted EBITDA guidance because we believe that Adjusted EBITDA, when viewed with our results under GAAP, provides useful information for the reasons noted below.

We have included Adjusted net income, Adjusted earnings per share, Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA, and Adjusted EBITDA margin which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.

Definitions:

Target Hospitality defines Adjusted net income as Net income (loss) plus adjustments to exclude certain non-cash items and the effect of transaction and events that management considers not related to its core business operations:

•                  Restructuring costs: Algeco US Holdings LLC (“Target Parent”) incurred certain costs associated with restructuring plans designed to streamline operations and reduce costs.

•                  Target Parent selling, general and administrative costs: Target Parent incurred certain costs in the form of legal and professional fees as well as transaction bonus amounts, primarily associated with a restructuring transaction that originated in 2017.

•                  Other (income) expense, net: Other (income) expense, net includes consulting expenses related to certain projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, involuntary conversions and other immaterial non-cash charges.

•                  Transaction expenses: Target Hospitality incurred certain transaction costs, including legal and professional fees, associated with the business combination (the “Business Combination”) of Platinum Eagle Acquisition Corp., Target Logistics Management, LLC and RL Signor Holdings, LLC (“Signor”).

•                  Acquisition-related expenses: Target Hospitality incurred certain transaction costs associated with the acquisition of Superior Lodging and Signor.

•                  Stock-based compensation: Non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.

•                  Officer loan expense: Non-cash charge associated with loans to certain executive officers of the Company that were forgiven and recognized in selling, general, and administrative expense upon consummation of the Business Combination. Such amounts are not expected to recur in the future.

•                  Other adjustments: System implementation costs, claim settlement, and certain severance costs.

•                  Income tax benefits: The above described amounts are offset by the related income tax benefits at the Company’s effective tax rate for the above items.

Target Hospitality defines Adjusted earnings per share as Adjusted net income divided by weighted average shares outstanding for the period.

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets and loss on impairment. Target Hospitality defines Adjusted gross profit margin as Adjusted gross profit divided by total revenue for the same period.

Target Hospitality defines EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of transactions and events that management considers not related to its core business operations:

•                  Currency (gains) losses, net: Foreign currency transaction gains or losses.

•                  Restructuring costs: Target Parent incurred certain costs associated with restructuring plans designed to streamline operations and reduce costs.

•                  Target Parent selling, general and administrative costs: Target Parent incurred certain costs in the form of legal and professional fees as well as transaction bonus amounts, primarily associated with a restructuring transaction that originated in 2017.

•                  Other (income) expense, net: Other (income) expense, net includes consulting expenses related to certain projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, involuntary conversions and other immaterial non-cash charges.

•                  Transaction expenses: Target Hospitality incurred certain transaction costs, including legal and professional fees, associated with the Business Combination.

•                  Acquisition-related expenses: Target Hospitality incurred certain transaction costs associated with the acquisition of Superior and Signor.

•                  Stock-based compensation: Non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy

•                  Officer loan expense: Non-cash charge associated with loans to certain executive officers of the Company that were forgiven and recognized in selling, general, and administrative expense upon consummation of the Business Combination. Such amounts are not expected to recur in the future.

•                  Other adjustments: System implementation costs, claim settlement, and certain severance costs.

Target Hospitality defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue for the same period.

Utility and Purposes:

We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including non-routine items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

Adjusted net income, Adjusted earnings per share, Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA, and Adjusted EBITDA margin are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Net income (loss), Gross profit, Earnings per share, or other performance measures derived in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believe that Adjusted net income, Adjusted earnings per share, Adjusted gross profit, Adjusted gross profit margin, Adjusted EBITDA, and Adjusted EBITDA margin provide useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (I) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Target Hospitality’s industry.

About Target Hospitality

Target Hospitality is the largest provider of vertically integrated specialty rental accommodations and value-added hospitality services in the United States. Target Hospitality builds, owns and operates customized housing communities for a range of end users, and offers a full suite of cost-effective hospitality solutions including culinary, catering, concierge, laundry and security services as well as recreational facilities. Target Hospitality primarily serves the energy and government sectors and its growing network of communities is designed to maximize workforce productivity and satisfaction.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: operational, economic, political and regulatory risks; our ability to effectively compete in the specialty rental accommodations and hospitality services industry; effective management of our communities; natural disasters and other business disruptions; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; our reliance on third party manufacturers and suppliers; failure to retain key personnel; increases in raw material and labor costs; the effect of impairment charges on our operating results; our inability to recognize deferred tax assets and tax loss carry forwards; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; unanticipated changes in our tax obligations; our obligations under various laws and regulations; the effect of litigation, judgments, orders or regulatory proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic and political movements; our ability to effectively manage our credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; any failure of our management information systems; and our ability to meet our debt service requirements and obligations.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors	Media

Narinder Sahai Tel: 832-702-8009 Email: Narinder Sahai	Jason Chudoba Tel: 646-277-1249 Email: Jason Chudoba

Exhibit 1

Target Hospitality Corp.

Unaudited Consolidated Statements of Comprehensive Income (Loss)

($ in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
Revenue:
Services income	64,189	47,210	185,094	100,385
Specialty rental income	14,230	10,383	43,103	41,330
Construction fee income	3,224	2,733	16,786	2,733
Total revenue	$81,643	$60,326	$244,983	$144,448

Costs:
Services	29,470	21,419	91,215	49,273
Specialty rental	2,395	2,768	7,203	7,796
Depreciation of specialty rental assets	11,222	9,785	31,083	23,180
Gross profit	$38,556	$26,354	$115,482	$64,199

Selling, general and administrative	11,141	16,964	66,817	35,144
Other depreciation and amortization	4,021	1,456	11,600	3,858
Restructuring costs	—	415	168	7,829
Currency (gains) losses, net	(77)	4	(77)	72
Other expense (income), net	440	(420)	279	(1,385)
Operating income	$23,031	$7,935	$36,695	$18,681

Loss on extinguishment of debt	—	—	907	—
Interest expense, net	10,172	5,408	24,056	15,023
Income before income tax	$12,859	$2,527	$11,732	$3,658

Income tax expense	3,290	1,678	5,562	2,579
Net income	$9,569	$849	$6,170	$1,079

Other comprehensive income (loss)
Foreign currency translation	80	—	(64)	(291)
Comprehensive income (loss)	$9,649	$849	$6,106	$788

Weighted average shares outstanding - basic and diluted	100,102,641	38,495,023	93,378,332	30,002,811

Net Income (loss) per share - basic and diluted	$0.10	$0.02	$0.07	$0.04

Exhibit 2

Target Hospitality Corp.

Unaudited Condensed Consolidated Balance Sheet Data

($ in thousands)

	September 30	December 31
	2019	2018

Assets:
Cash and cash equivalents	$3,539	$12,194
Accounts receivable, less allowance for doubtful accounts	48,558	57,106
Other current assets	3,882	5,686
Total current assets	$55,979	$74,986

Specialty rental assets, net	354,056	293,559
Goodwill and Other intangible assets, net	162,482	161,563
Other non-current assets	35,226	34,924
Total assets	$607,743	$565,032

Liabilities:
Accounts payable	19,812	21,597
Deferred revenue and customer deposits	16,679	17,805
Other current liabilities	22,608	25,746
Total current liabilities	$59,099	$65,148

Long-term debt, net	322,453	—
Revolving credit facility	70,000	20,550
Other non-current liabilities	15,708	130,343
Total liabilities	$467,260	$216,041

Stockholders’ Equity:
Common stock and other stockholders’ equity	102,834	317,512
Accumulated earnings	37,649	31,479
Total stockholders’ equity	$140,483	$348,991
Total liabilities and stockholders’ equity	$607,743	$565,032

Exhibit 3

Target Hospitality Corp.

Unaudited Condensed Consolidated Cash Flow Data

($ in thousands)

	Nine Months Ended
	September 30
	2019	2018

Cash and cash equivalents - beginning of period	$12,194	$12,533

Cash flows from operating activities:
Net income (loss)	6,170	1,079
Adjustments:
Depreciation	31,944	24,088
Amortization of intangible assets	10,739	2,950
Other non-cash items	11,061	1,095
Changes in operating assets and liabilities	(15,685)	(13,292)
Net cash provided by (used in) operating activities	$44,229	$15,920

Cash flows from investing activities:
Purchase of specialty rental assets	(74,002)	(60,986)
Purchase of business	(30,000)	(206,147)
Other investing activities	870	4,961
Net cash provided by (used in) investing activities	$(103,132)	$(262,172)

Cash flows from financing activities:
Repurchase of common stock	(4,959)	—
Other financing activities	55,286	246,561
Net cash provided by (used in) financing activities	$50,327	$246,561

Effect of exchange rate changes on cash	(79)	(30)

Change in cash and cash equivalents	(8,655)	279

Cash and cash equivalents - end of period	$3,539	$12,812

Exhibit 4

Target Hospitality Corp.

Reconciliation of Net income to Adjusted net income and Adjusted diluted earnings per share

($ in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018

Net income	$9,569	$849	$6,170	$1,079

Adjustments:
Restructuring costs	—	415	168	7,829
Target Parent selling, general, and administrative costs	—	1,548	246	9,133
Other expense (income), net	646	(416)	1,064	(1,313)
Transaction expenses	35	1,283	38,028	2,333

Acquisition-related expenses	67	9,227	370	9,227
Stock-based compensation	433	—	643	—
Officer loan expense	—	—	1,583	—
Other adjustments	1,155	—	1,664	—
Less: Income tax benefits	(569)	(2,984)	(10,025)	(6,668)
Adjusted net income	$11,336	$9,922	$39,911	$21,620

Weighted average shares outstanding - basic and diluted	100,102,641	38,495,023	93,378,332	30,002,811

Earnings per share, reported - basic and diluted	$0.10	$0.02	$0.07	$0.04

Adjusted earnings per share - basic and diluted	$0.11	$0.26	$0.43	$0.72

Restructuring costs: Algeco US Holdings LLC (“Target Parent”) incurred certain costs associated with restructuring plans designed to streamline operations and reduce costs

Target Parent selling, general and administrative costs: Target Parent incurred certain costs in the form of legal and professional fees as well as transaction bonus amounts, primarily associated with a restructuring transaction that originated in 2017

Other (income) expense, net: Other (income) expense, net includes consulting expenses related to certain projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, involuntary conversions and other immaterial non-cash charges

Transaction expenses: Target Hospitality incurred certain transaction costs, including legal and professional fees, associated with the Business Combination

Acquisition-related expenses: Target Hospitality incurred certain transaction costs associated with the acquisition of Superior Lodging and Signor

Stock-based compensation: Non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy

Officer loan expense: Non-cash charge associated with loans to certain executive officers of the Company that were forgiven and recognized in selling, general, and administrative expense upon consummation of the Business Combination; such amounts are not expected to recur in the future

Other adjustments: System implementation costs, claim settlement, and certain severance costs

Income tax benefits: The above described amounts are offset by the related income tax benefits at the Company’s effective tax rate for the above items

Exhibit 5

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit and Adjusted gross profit margin

($ in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018

Total revenue	$81,643	$60,326	$244,983	$144,448

Gross profit	$38,556	$26,354	$115,482	$64,199

Adjustments:
Depreciation of specialty rental assets	11,222	9,785	31,083	23,180
Adjusted gross profit	$49,778	$36,139	$146,565	$87,379

Adjusted gross profit margin	61.0%	59.9%	59.8%	60.5%

Exhibit 6

Target Hospitality Corp.

Reconciliation of Net income (loss) to EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin

($ in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018

Total revenue	$81,643	$60,326	$244,983	$144,448

Net income	$9,569	$849	$6,170	$1,079
Interest expense, net	10,172	5,408	24,056	15,023
Loss on extinguishment of debt	—	—	907	—
Income tax expense	3,290	1,678	5,562	2,579
Other depreciation and amortization	4,021	1,456	11,600	3,858
Depreciation of specialty rental assets	11,222	9,785	31,083	23,180
EBITDA	$38,274	$19,176	$79,378	$45,719

Adjustments:
Currency (gains) losses, net	(77)	4	(77)	72
Restructuring costs	—	415	168	7,829
Transaction expenses	35	1,283	38,028	2,333
Stock-based compensation	433	—	643	—
Officer loan expense	—	—	1,583	—
Acquisition-related expenses	67	9,227	370	9,227
Other expense (income), net	723	(420)	1,141	(1,385)
Other adjustments	1,155	—	1,664	—
Target parent selling, general, and administrative costs	—	1,548	246	9,133
Adjusted EBITDA	$40,610	$31,233	$123,144	$72,928

Adjusted EBITDA margin	49.7%	51.8%	50.3%	50.5%

Currency (gains) losses, net: Foreign currency transaction gains or losses

Restructuring costs: Target Parent incurred certain costs associated with restructuring plans designed to streamline operations and reduce costs

Transaction expenses: Target Hospitality incurred certain transaction costs, including legal and professional fees, associated with the Business Combination

Stock-based compensation: Non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy

Officer loan expense: Non-cash charge associated with loans to certain executive officers of the Company that were forgiven and recognized in selling, general, and administrative expense upon consummation of the Business Combination; such amounts are not expected to recur in the future

Acquisition-related expenses: Target Hospitality incurred certain transaction costs associated with the acquisition of Superior Lodging and Signor

Other (income) expense, net: Other (income) expense, net includes consulting expenses related to certain projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, involuntary conversions and other immaterial non-cash charges

Other adjustments: System implementation costs, claim settlement, and certain severance costs.

Target Parent selling, general and administrative costs: Algeco US Holdings LLC (“Target Parent”) incurred certain costs in the form of legal and professional fees as well as transaction bonus amounts, primarily associated with a restructuring transaction that originated in 2017